Exhibit 99.1

Rural Cellular Corporation
Announces Placement of Senior Notes

For Immediate Release

August 4, 2003—— ALEXANDRIA, Minn. —— Rural Cellular Corporation (“RCC” or “the Company”) (OTCBB: RCCC) announces placement of $325 million of senior notes due 2010. Cash interest is payable semi-annually on the notes at a rate of 9 7/8% per annum.

The net proceeds from the offering, together with existing cash, were used to reduce outstanding borrowings under the Company’s credit facility by $356 million. On August 1, 2003, after giving effect to the offering and the pay down of the credit facility, $541 million was outstanding under the credit facility. RCC has $60 million of availability remaining unused in the credit facility in addition to approximately $100 million in cash and cash equivalents on hand.

In conjunction with the completed senior notes offering, the Company amended its credit facility. The credit facility amendment includes a basket that may be used toward the repurchase of Company’s senior notes, subordinated notes or any of its preferred stock. Such repurchases are further limited by covenants in other governing instruments, which may fluctuate.

The Company may, in its sole discretion, determine to acquire such securities through open market purchases, privately negotiated transactions, or otherwise, upon such terms and at such prices as the Company may determine from time to time. Prior to any acquisition of preferred shares, the Company would pay any previously unpaid cash dividends on the senior preferred stock. Any such dividends would reduce the credit facility basket referred to above.

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 14 states.

The issuance of the notes has not been registered under the Securities Act of 1933, and the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. This communication shall not constitute an offer to sell or the solicitation of an offer to buy the securities.

Forward-looking statements

Statements about RCC’s future prospects are forward-looking and therefore, involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the ability to deploy new network technology on a timely basis, the ability to service debt, and other factors discussed from time to time in RCC’s Report on Form 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission.

Contact:	Wesley Schultz — (320) 762-2000 Suzanne Allen, Treasurer — (320) 808-2156 World Wide Web address: http://www.rccwireless.com

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